JetBlue Announces Fleet Restructuring
Defers 24 EMBRAER 190 Aircraft
Converts 18 A320 Positions to A321s
Places Order for 15 A321ceo and 20 A321neo Aircraft

NEW YORK (October 29, 2013) - JetBlue Airways Corp. (NASDAQ: JBLU) today announced plans to optimize its fleet, including:

•	Deferral of 24 EMBRAER 190 aircraft from 2014-2018 to 2020-2022, reducing capital expenditures over the near term.

•	Conversion of 18 Airbus A320 positions to A321s, better matching capacity with growing network demand in key markets while reducing unit costs.

•	An incremental order for 15 A321ceo and 20 A321neo aircraft, providing increased fleet flexibility and offering up to 15 percent in fuel burn savings.

•	Sharklet retrofit of up to 110 Airbus A320s in current fleet beginning in 2015.

“We believe these fleet changes will provide increased ability to match capacity and demand throughout our network and reduce costs, leading to improved shareholder returns over the long term,” said JetBlue President and CEO Dave Barger.

As a result of the fleet adjustments noted above, JetBlue will optimize its EMBRAER 190 fleet to approximately 60 aircraft in the near term.

“While the E190 is critical to our continued success in Boston and San Juan, we are now at the point where our network growth calls for larger gauge aircraft,” Mr. Barger said. “In addition to allowing us to more cost-effectively serve certain high density markets, we believe our fleet restructuring plan will allow us to accelerate attractive growth opportunities at Fort Lauderdale/Hollywood International Airport.”

JetBlue has converted 18 A320s to A321s. The A321 is expected to have unit costs 10 to 15 percent lower than those of the A320 aircraft it will replace, driven in part by a 10 to 15 percent improvement in fuel consumption per seat. “With significant savings from increased fuel efficiency and better utilization of our airport slot portfolio in key markets, we believe these A321 aircraft will improve our company’s profitability,” Mr. Barger said.

The fleet changes announced today will enable JetBlue to add 15 incremental A321ceo aircraft to its fleet by 2017, while deferring 24 E190 aircraft. “With today’s announcement, we are reducing our capital commitments through the next three years, which is consistent with our free cash flow and return on invested capital goals,” said JetBlue Chief Financial Officer Mark Powers.

In addition, JetBlue has placed an order for 20 A321neo aircraft for delivery beginning in 2018. Fuel savings associated with the new engine option A320 family is forecast to be approximately 12 to 15 percent compared to the current engine option A320 family.

JetBlue expects to retrofit up to 110 Airbus A320s in its existing fleet with sharklets beginning in 2015. Sharklets are expected to reduce fuel consumption by up to three percent.

Estimated Aircraft Delivery Schedule

	4Q-2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
A320ceo (former order)	—	—	—	3	8	—	—	—	—	—
A320ceo (current order)	—	—	—	3	—	—	—	—	—	—
A320ceo change	—	—	—	—	(8)	—	—	—	—	—

A320neo (former order)	—	—	—	—	—	10	10	10	10	—
A320neo (current order)	—	—	—	—	—	5	—	9	16	—
A320neo change	—	—	—	—	—	(5)	(10)	(1)	6	—

A321ceo (former order)	4	9	10	7	—	—	—	—	—	—
A321ceo (current order)*	4	9	12	12	15	1	—	—	—	—
A321ceo change	—	—	2	5	15	1	—	—	—	—

A321neo (former order)	—	—	—	—	—	—	—	—	—	—
A321neo (current order)**	—	—	—	—	—	9	15	6	—	—
A321neo change	—	—	—	—	—	9	15	6	—	—

E190 (former order)	1	1	7	8	5	3	—	—	—	—
E190 (current order)	1	—	—	—	—	—	—	10	7	7

E190 change	—	(1)	(7)	(8)	(5)	(3)	—	10	7	7

Total fleet change	—	(1)	(5)	(3)	2	2	5	15	13	7

* JetBlue converted 8 A320ceo positions to A321ceo positions including 7 in 2017 and 1 in 2018
** JetBlue converted 10 A320neo positions to A321neo positions including 5 in 2018 and 5 in 2019

About JetBlue
As New York's Hometown AirlineTM and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan, JetBlue carries approximately 30 million customers a year to 79 cities in the US, Caribbean and Latin America with more than 750 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. JetBlue's fleet totals 190 aircraft, comprising 130 Airbus A320s, 1 Airbus A321 and 59 EMBRAER 190s. Upcoming destinations include Detroit, Mich., Savannah, Ga., and Worcester, Mass. as well as Port-au-Prince, Haiti; Port of Spain, Trinidad and Tobago; and Lima, Peru, subject to receipt of government approval. For more information please visit JetBlue.com.
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.